UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
June 4, 2009 (May 29, 2009)
(Date of report; date of
earliest event reported)
Commission file number: 0-51438

RESIDENTIAL CAPITAL, LLC
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-1770738 (I.R.S. Employer Identification No.)

One Meridian Crossings
Minneapolis, Minnesota
55423

(Address of principal executive offices)
(Zip Code)
(952) 857-8700
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On June 1, 2009, two indirect subsidiaries of Residential Capital, LLC (“ResCap”), Passive Asset Transactions, LLC (“PATI”) and RFC Asset Holdings II, LLC (“RAHI” and together with PATI, the “Borrowers”) entered into a credit agreement for a short-term, $370 million revolving credit facility (the “June Facility”) with Residential Funding Company, LLC (“RFC”), GMAC Mortgage, LLC (“GMACM”) and ResCap as guarantors and GMAC LLC as lender agent and initial lender. The loan is secured by: (i) a pledge by Residential Funding Company, LLC of its receivables under certain warehouse loans it has made to third-party lenders; (ii) a pledge by PATI of secured notes issued to it by Flume (No. 8), (iii) a pledge by PATI of 100% of the equity of PATI A, LLC and a pledge by RAHI of 100% of the equity of RAHI A, LLC, (iv) a pledge by RFC of 100% of the equity of Equity Investment I, LLC, and (v) a pledge by RFC and GMACM of certain mortgage loans and installment contracts secured by properties located in the United States. The Borrowers may only make borrowings under the June Facility if either (i) certain cash balances and cash equivalents of ResCap and its consolidated subsidiaries are less than $800 million or (ii) certain unrestricted and unencumbered balances in US Dollars and cash equivalents of ResCap and its consolidated subsidiaries are less than $300 million. The interest rate for borrowings is equal to the rate appearing on Page 3750 of the Dow Jones “Markets” screen for the applicable interest period plus a margin of 3.50%. The June Facility may be prepaid in whole or in part without premium or penalty. The June Facility will mature no later than June 30, 2009. On June 2, 2009, the Borrowers borrowed $130.6 million under the June Facility.

The June Facility contains representations, warranties and covenants customary for facilities of this type, including a covenant requiring ResCap to endeavor, taking into account ordinary course business expenses and receipts and acting in good faith, to maintain certain unrestricted and unencumbered balances in US Dollars and cash equivalents of ResCap and its consolidated subsidiaries of at least $300 million. Other provisions of this facility include limitations on creating liens, incurring debt, transactions with affiliates, sale/leaseback transactions, engaging in certain new lines of business activity, paying dividends, and mergers and sale of substantially all assets.

Should the Borrowers or Guarantors fail to comply with these covenants, the Borrowers would be in default and may lose access to this facility. Borrowings under the June Facility are subject to acceleration upon the occurrence of events of default. A default under other debt of the Borrowers or Guarantors could trigger a default under the June Facility and, if not waived by the lender, could cause the Borrowers to lose access to this facility.

On May 29, 2009, ResCap, RFC, GMACM and certain of their affiliates entered into an amendment to the Loan Agreement dated as of June 4, 2008 among RFC and GMACM, as borrowers, ResCap and certain of its affiliates, as guarantors and obligors, and GMAC LLC as lender and lender agent (the “Senior Facility”).  Concurrently with the execution of the June Facility, ResCap and certain of its subsidiaries also entered into amendments to (i) the Loan Agreement dated as of November 20, 2008 (the “November Facility”) among PATI and RAHI, as borrowers, ResCap, RFC and GMACM, as guarantors, and GMAC LLC as lender and lender agent, (ii) the Loan and Security Agreement dated as of April 18, 2008 (the “MSR Facility”), among RFC and GMAC as borrowers and GMAC as lender, (iii) derivative and hedging agreements with GMAC Investment Management LLC (“Derivative Agreements”) and (iv) related security documents. These amendments (a) revise and clarify the calculation of the borrowing base and certain administrative details relating to the remittance and application of collections and collateral proceeds under the Senior Facility, (b) permit RFC and GMACM in certain limited circumstance to use collections on servicing advances securing the Senior Facility for purposes other than funding additional servicing advances for a limited period of time and (c) cross-collateralize and cross-default the November Facility, the Derivative Agreements and the MSR Facility with the June Facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESIDENTIAL CAPITAL, LLC
(Registrant)

Dated: June 4, 2009	/s/ James N. Young
James N. Young
Chief Financial Officer